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[MONY LOGO] THE            The MONY Group Inc.
            MONY           1740 Broadway               NEWS RELEASE
            GROUP          New York, N.Y. 10019        MEDIA CONTACTS:
                           212 708 2000                Doug Myers 212 708 2472
                           212 708 2399 Fax            Christopher Breslin 212 708 2435
                                                       INVESTOR CONTACT:
                                                       Jay Davis 212 708 2917

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                   THE MONY GROUP COMMENTS ON EXPECTATIONS FOR
                FOURTH QUARTER 2000 EARNINGS AND OUTLOOK FOR 2001

NEW YORK (January 4, 2001) - The MONY Group Inc. (NYSE: MNY) said today that as a result of the decline in the equity markets during the fourth quarter, it expects core earnings to be below its fourth quarter plan of $0.51 per share. The company believes the shortfall to be up to $0.10 per share and is primarily due to a mark- to-market adjustment in assets backing certain employee benefits programs, as well as a decline in market value of assets under management. In addition, the company expects that its reported operating earnings, which includes the results of its equity partnership venture capital portfolio, will be reduced by an additional $0.30 to $0.35 per share because of mark-to-market losses in that portfolio.

MONY's equity partnerships, which account for about 3% of the company's total investment portfolio, invest in venture capital opportunities. A portion of the equity partnership portfolio is accounted for under the equity method of accounting, in which the value of the relevant securities in the portfolio are mark-to-market on a quarterly basis, with gains or losses in market value flowing through to the income statement.

As a result of the foregoing, MONY currently estimates that for the fiscal year 2000 its core earnings will be about $2.43 per share, compared with $2.12 per share in 1999. Its reported operating earnings for 2000 will be approximately $4.84 per share, compared with $4.39 in 1999 and includes $178 million (pre-tax), or $2.41 per share (after-tax) of equity partnership income in excess of the $40 million (pre-tax) included in core earnings. Book value as of December 31, 2000 is expected to be approximately $42.00 per share.

2001 EXPECTATIONS

MONY currently estimates that its 2001 core earnings will be approximately $2.25 per share or about level with 2000 earnings when adjusted for the dilution caused by goodwill amortization of $0.14 per share for the company's pending acquisition of Advest.

The most significant factor currently affecting the company's expected 2001 performance is the equity market decline during 2000 and its impact on the company's accumulation segment assets under management and its career agent sales. Despite record production of over $2 billion in accumulation assets raised in 2000, due to the decline in the equity markets, the company ended the year with approximately $9.9 billion, well below the $11.5 billion assumed in its original plan. Since advisory fees are calculated as a percentage of assets under management, the lower level of such assets is expected to adversely affect earnings. The company also expects that the recent decline in interest rates will reduce income on invested assets for 2001. Included in the

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company's current 2001 forecast is a 15% return assumption on its equity partnership portfolio, which would total about $40 million (pre-tax), the same level as included in MONY's core results for 2000. As of today, the company also has approximately $35 million in unrealized pretax gains in venture capital partnerships under the cost accounting method. These gains continue to be subject to market fluctuations.

Further details on the quarter, year 2000 and the 2001 outlook will be available on February 8, when the company issues its 2000 earnings news release. A conference call for investors will be held at 9:00 a.m.(EST). A live audio webcast of the call will be available through the investor relations site of www.mony.com.

The MONY Group Inc. is the holding company for the member companies of The MONY Group, which provide financial protection and asset accumulation products and services. Member companies include MONY Life Insurance Company, founded in 1842 as The Mutual Life Insurance Company of New York; MONY Life Insurance Company of America; U.S. Financial Life Insurance Company; Enterprise Capital Management, Inc.; MONY Securities Corporation; and Trusted Securities Advisors Corp.


Forward Looking Statements

This release contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements relating to MONY's expected results for the fourth quarter of 2000 and for 2001. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations. Risk factors include those described in the company's filings with the Securities and Exchange Commission - in particular, the effect of changes in the equity markets, interest rate movements and mortality fluctuations on the company's earnings. The company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.


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